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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM N-8A


           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

                      OF THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:       The StockBack Trust

Address of Principal Business Office:  55 Broad Street, 6th Floor, New York,
                                       New York 10004

Telephone Number (including area code): 212-773-0618

Name and address of agent for service of process: Robert S. Feidelson, StockBack.com LLC, 55 Broad Street, 6th Floor, New York, New York 10004 with copies to Joseph H. Nesler, Sidley & Austin, One First National Plaza, Chicago, Illinois 60603

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of this Form N-8A:

            /x/ Yes     / / No

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in New York, New York on September 16, 1999.

                                               The StockBack Trust


                                               By:  /s/   Timothy C. Parrott
                                                    ----------------------------
                                                        Timothy C. Parrott
                                                        President


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Attest:  /s/    Robert S. Feidelson
         -----------------------------
             Robert S. Feidelson
             Chief Financial Officer